Exhibit 10.5

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on October 7, 2016 by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Clifford Lerner (“Employee”) and is effective on the Closing Date as defined in the Agreement and Plan of Merger, by and among the Company, SAVM Acquisition Corporation, a Delaware corporation, and A.V.M. Software, Inc., a New York corporation (the “Merger Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1. Agreement to Employ. The Company desires to secure the services of Employee as its Chief Product Innovation Officer. In addition, Employee shall serve as a member of the Board of Directors of the Company (the “Board”). The Company and Employee desire to enter into this Agreement to, among other things, set forth the terms of Employee’s employment with the Company. The Company and Employee acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Employee and the Company concerning Employee’s employment by the Company.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Employee as of the Closing Date. The Agreement’s stated term and the employment relationship created hereunder will begin on the Closing Date, and will remain in effect until terminated in accordance with Section 8 (the “Employment Period”). Employee’s employment will be that of an at-will employee which means that either the Company or Employee can end the employment relationship at any time for any reason or for no reason, with or without notice, or with or without Cause (defined below).

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 11 shall survive any termination or expiration of this Agreement or the termination of Employee’s employment for any reason whatsoever.

4. Services to be Provided by Employee.

(a) Position and Responsibilities. Subject to the Agreement’s terms, Employee agrees to serve the Company as its Chief Product Innovation Officer, and as a member of the Board of Directors of the Company. In such capacity, Employee shall serve as an advisor to the Company on strategic decisions. Employee will report to the Chief Executive Officer.

(b) Employee’s Employment Representations. Employee agrees that he shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s business as set forth in Section 7. Employee further represents to the Company that he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Employee is subject by entering into this Agreement or providing services under the Agreement’s terms. Notwithstanding the above, Employee is authorized to have an interest in (including a one hundred percent (100%) interest in), to perform services for, and to serve on advisory boards, board of directors or serve as a trustee for any business that does not compete with the Company as set forth in Section 7 of the Agreement, without obtaining the written consent of the Company.

(c) Appointment of Committee Member. Employee shall have the right to appoint one (1) member of the Committee (as defined in the Merger Agreement). Notwithstanding anything to the contrary in this Agreement, this Section 4(c) shall survive the termination of this Agreement and the expiration of the Employment Period.

5. Compensation for Services. As compensation for the services Employee will perform under this Agreement during the Employment Period, the Company will pay Employee, and Employee shall accept as full compensation, the following:

(a) Base Salary. Employee shall receive a monthly salary (“Base Salary”) of twelve thousand five hundred dollars ($12,500) or one hundred fifty thousand dollars ($150,000) annualized, prorated for partial months of employment, through the first anniversary of the Closing date. After the first anniversary of the Closing Date, Employee’s Base Salary shall be reduced to seventy-five thousand dollars ($75,000) per annum, prorated for partial months. Employee’s compensation shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s normal payroll procedures.

(b) Annual Bonus. Employee shall be eligible to receive an annual discretionary incentive bonus (“Annual Bonus”) each year during the Employment Period. The amount of each Annual Bonus shall be determined by the Company in its sole discretion and Employee must be an employee in good standing with the Company on the date an Annual Bonus is otherwise due to be paid in order to receive it.

(c) Future Equity Awards. The Company shall determine, in its sole discretion, Employee’s eligibility to participate in future equity award programs of the Company and the terms of any such awards and programs.

(d) Restricted Stock. On March 3, 2016 and December 14, 2011, the Company and Employee entered into certain Restricted Stock Award Agreements, pursuant to which Employee was granted 5,000,000 and 4,250,000 shares of restricted stock in the Company, respectively (collectively, the “Restricted Stock Awards”). In connection with the Merger Agreement, the Company and Employee amended the Restricted Stock Awards by entering into certain First Amendments to Restricted Stock Award Agreement (the “First Amendments”), to be effective on the Closing Date. Employee acknowledges and agrees that at all times after the Closing Date the vesting and other terms of the Restricted Stock Awards will be governed by the First Amendments, including, but not limited to, the requirement that Employee must satisfy any withholding obligations in order to vest in such Restricted Stock Awards.

(e) 10b5-1 Trading Plan. The Company agrees that during the one hundred eighty (180) day period following the Closing Date, Employee shall be entitled to enter into (but not effect any transaction under) a customary Rule 10b5-1 Trading Plan with a broker-dealer reasonably acceptable to the Company.

(f) Cellular Service. During the Employment Period, Employee shall be entitled to reimbursement by the Company for the cost of his cellular and data service for business purposes, subject to a monthly cap of $100.

(g) Other Benefits and Perquisites. Employee shall be entitled to participate in the benefit plans provided by the Company for all employees generally, subject to the terms and conditions of such plans. The Company shall be entitled to change or terminate these plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Initial Employment Term or Renewal Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Employee will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

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6. Confidential Information.

(a) Confidential Information. The Company shall provide Employee with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and shall place Employee in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Employee with business opportunities of the Company, and shall place Employee in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i) Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Employee, individually or in conjunction with others during the period of Employee’s employment by the Company;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Employee individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which Employee acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

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(vii) Any other information that Employee acquired as a result of his employment with the Company and which Employee has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Employee understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

(b) Disclosure Of Confidential Information. Employee agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Employee’s employment with the Company to perform services on behalf of the Company. Employee shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

(c) Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any and all Confidential Information in Employee’s possession, any other documents or information that Employee acquired as a result of his employment with the Company and any copies of any such documents/information. Employee shall not retain any originals or copies of any documents or materials related to the Company’s business, which Employee came into possession of or created as a result of his employment with the Company. Employee acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Employee shall immediately deliver to the Company any property of the Company in Employee’s possession.

(d) Authorized Use of Trade Secrets/ Confidential Information. Notwithstanding the foregoing, Employee understands that Employee may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Employee divulge, disclose or make accessible such information. The Company hereby notifies Employee in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Employee that if Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

7. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Employee, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Employee, (iii) the compensation and other benefits provided by the Company to Employee, and (iv) the Company’s employment of Employee pursuant to this Agreement, and to protect the Company’s Confidential Information, Employee agrees to enter into the following restrictive covenants.

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(a) Non-Competition. Employee agrees that, during the Employment Period and during the Restricted Period (defined below), other than in connection with his duties under this Agreement, he shall not, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in the Company’s Business (defined below) within the Restricted Area (defined below). Notwithstanding the foregoing, Employee shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, securities of any organization or entity, which are traded on any national securities exchange or NASDAQ if Employee is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own three percent (3%) or more of any class of securities of such organization or entity. The Company confirms further that this Section 7(a) does not prohibit Employee from issuing, printing, distributing, publishing, announcing or advertising original works and does not prohibit Employee from owning (including as a one hundred percent (100%) owner) or being involved with business interests that do not compete with the Company’s Business.

For purposes of this Agreement:

“Restricted Period” means a period of one (1) year immediately following the date of the termination of Employee’s employment with the Company for any reason.

“Business” means the business of establishing and/or providing online dating services or other service that directly compete with the services offered by the Company and with which Employee was directly involved as an employee of the Company.

“Restricted Area” means, because the Company’s business is nationwide, Employee’s responsibilities are nationwide in scope, and Employee has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Employee has responsibilities during Employee’s employment.

(b) Non-Solicitation. Employee agrees that, during the Employment Period and for two (2) years immediately following the termination of Employee’s employment with the Company for any reason, other than in connection with his duties under this Agreement, Employee shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i) Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding one (1) year, and who or which: (1) Employee contacted, called on, serviced or did business with during Employee’s employment at the Company; (2) Employee learned of as a result of Employee’s employment with the Company; or (3) about whom Employee received Confidential Information. This restriction in this Section 7(b)(i) applies only to the Business (as defined above) of the Company or any affiliate thereof and does not apply to general service providers (such as payment processors); or

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(ii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section 7 shall not apply to Darrell Lerner.

(c) Non-Disparagement. Employee agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Employee agrees that during the Employment Period and following the termination of his employment, Employee shall not in any way, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining, disparaging, libeling or defaming the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, officers, directors, agents, representatives or employees, past or present.

(d) Tolling. If Employee violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Restricted Period shall be extended by any and all periods during which Employee is in breach of such restrictions.

(e) Remedies. Employee acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company. In the event of a breach by Employee of Sections 6 or 7 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and/or (ii) recover attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Employee (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.

(f) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Employee acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. Employee acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Employee has been engaged in the business of the Company, Employee’s reputation in the markets for the Company’s business and Employee’s relationship with the suppliers, customers and clients of the Company.

8. Termination of Agreement. The employment relationship between Employee and the Company created under this Agreement shall terminate upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement, and Employee’s employment, shall be terminated effective on the death or permanent disability of Employee. For this purpose, “permanent disability” shall mean that Employee is, by reason of any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician mutually selected by the Company and Employee.

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(b) Termination for Cause or Resignation without Good Reason. The Company shall have the option to terminate Employee’s employment during the Employment Period, effective upon written notice of such termination to Employee, for Cause as the Company determines. The Employee also shall have the option to terminate his employment during the Employment Period without Good Reason. Under the Agreement, termination for “Cause” means the Company’s termination of Employee’s employment upon the occurrence of any of the following events:

(i) Any act of fraud, misappropriation or embezzlement by Employee regarding any aspect of the Company’s business;

(ii) The conviction of Employee by a court of competent jurisdiction of a felony;

(iii) The intentional and material breach by Employee of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Employee and the Company or any of its subsidiaries are parties, including, but not limited to, Section 7 hereof, as determined by a court of competent jurisdiction; or

(iv) Employee’s breach of his fiduciary duties to the Company, as determined by a court of competent jurisdiction.

In the event Employee’s employment under this Agreement is terminated for Cause or Employee resigns without Good Reason, Employee shall only be entitled to the compensation provided in Section 9(a) below.

(c) Termination by the Company without Cause. The Company may terminate this Agreement without Cause at any time; provided, however, that if the Company terminates Employee’s employment within one (1) year of the Closing Date, Employee shall be entitled to compensation and benefits upon such termination as provided in Sections 9(a) and 9(b) below. If Company terminates Employee’s employment without Cause after the first (1st) anniversary of the Closing Date, he shall only be entitled to the benefits provided in Section 9(a) below.

(d) Termination by Employee For Good Reason. Employee shall be entitled to terminate this Agreement at any time for Good Reason. Under the Agreement, “Good Reason” means the occurrence of any of the following events:

(i) Without his express written consent, the assignment of Employee to a position constituting a material demotion with loss of compensation and job duties by comparison to his position with the Company on the date of this Agreement; provided, however, that changes in Employee’s job duties and reporting relationships, at the Company’s or Board’s discretion, and without a material loss in Employee’s compensation, will not constitute Good Reason under this Agreement;

(ii) The change of the location where Employee performs the majority of Employee’s job duties at the time Employee executes this Agreement (“Base Location”) to a location that is more than fifty (50) miles from the Base Location, without Employee’s written consent; or

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(iii) A material reduction by the Company in Employee’s Base Salary as in effect on the date of this Agreement, unless the reduction is a proportionate reduction of the compensation of Employee and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition.

Employee shall give the Company thirty (30) days’ notice of his intent to terminate this Agreement for Good Reason within thirty (30) days following the date of such alleged Good Reason’s initial existence and the Company shall have thirty (30) days following receipt of such notice from Employee to remedy the alleged violation of Sections 8(d). In the event the Company does not cure the violation, if Employee does not terminate this Agreement within sixty (60) days following the last day of the Board’s cure period, the occurrence of the violation shall not subsequently serve as Good Reason for Employee to terminate this Agreement. In the event Employee terminates his employment for Good Reason within one (1) year of the Closing Date, Employee shall be entitled to the compensation and benefits provided in Sections 9(a) and 9(b) below. If Employee terminates his employment for Good Reason after the first (1st) anniversary of the Closing Date, he shall only be entitled to the benefits provided in Section 9(a) below.

(e) Separation from Service. For purposes of this Agreement, including, without limitation, Sections 9 and 10, any references to a termination of Employee’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (and the Treasury Regulations and other guidance issued thereunder) (the “Code”).

9. Compensation Upon Termination. Upon the termination of Employee’s employment under this Agreement before the expiration of the stated term in this Agreement, Employee shall be entitled to the following:

(a) Compensation Upon Termination for Any Reason. Upon termination of Employee’s employment for any reason, Employee shall be entitled to the following within thirty (30) days of such termination:

(i) Salary. The Base Salary earned by him before the effective date of termination as provided in Section 5(a) (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Employee during the salary payment period to the effective date of termination;

(ii) Vacation Benefits. Any accrued, but unpaid, vacation benefits; and

(iii) Unreimbursed Business Expenses. Any previously authorized but unreimbursed business expenses.

(b) Additional Benefits Upon Termination by the Company Without Cause or by Employee for Good Reason During the First Year. If Employee’s employment under this Agreement terminates without Cause or for Good Reason within one (1) year of the Closing Date, subject to Employee’s satisfaction of the Release Condition (defined below) and subject to Employee’s compliance with Section 6 and Section 7, the Company shall, in addition to the amounts set forth in Sections 9(a) above: (i) continue to pay Employee his monthly Base Salary during the Severance Period (defined below) (the “Salary Continuation”) and (ii) and assuming Employee is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), pay to Employee an amount sufficient to reimburse Employee for a portion of the cost of the premiums under the Company’s group health plans for Employee and Employee’s dependents to continue receiving medical, dental, prescription drugs, and vision insurance provided to current employees at the same level Employee and his dependents (if applicable) had immediately prior to such termination for the earlier of (A) the Severance Period or, (B) the date Employee’s coverage under such group health plans terminates for any reason, provided that Company’s reimbursement of such premiums shall be limited to the same proportion of the cost of coverage under the Company’s group health plans as the Company pays on behalf of its employees generally (e.g. if the Company pays 30% of the cost of health care coverage for its employees, it shall reimburse Employee 30% of the cost of the COBRA premiums) (such amount being the “COBRA Amount”).

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The “Severance Period” shall be the period beginning on the date of the termination of Employee’s employment and ending on the earlier of (i) the 12 month anniversary of the termination of Employee’s employment with the Company or (ii) the first (1st) anniversary of the Closing Date.

The Company shall pay the Salary Continuation and COBRA Amount in accordance with its normal payroll practices; provided that the Company shall commence paying Employee the Salary Continuation and COBRA Amount on the 60th day following the termination provided that the Release Condition is satisfied, with the first payment being a catch-up for missed payments of Salary Continuation and COBRA Amount otherwise payable during the period the Release Condition was not yet satisfied.

The “Release Condition” shall mean that Employee has executed and delivered to the Company a waiver and release of claims in the form attached as Exhibit A hereto (to include any legally required updates) (the “Release”) and that such Release has become final and binding upon Employee by the date specified in the Release.

Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Employee is participating at the time of termination of his employment, Employee’s rights and benefits under each of these plans shall be determined in accordance with the terms, conditions, and limitations of the plans and any separate agreement executed by Employee which may then be in effect.

(c) Penalty for Breach of Covenants. For any period of time that Employee is in breach of Section 6 or Section 7, the Company shall not be obligated to pay any Salary Continuation referenced in this Agreement, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Employee from and after the date of such breach. Additionally, the Employee shall immediately repay to the Company the gross amounts of all Salary Continuation payments and COBRA Amounts he has received from the Company (if any). In addition, the Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

(d) No Mitigation or Offset. Employee shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Employee under this Agreement by the amount of earnings or benefits received by Employee in future employment.

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10. Section 280G. Notwithstanding the other provisions of this Section 10, in the event that any severance and other benefits provided to or for the benefit of Employee or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (including, but not limited to, any equity awards granted by the Company to Employee) (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Code Section 280G(b)(2)(A)(i) (such severance and other benefits being referred to herein as the “Payments”), the Company will provide Employee with a computation of (1) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amount”); (2) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (3) the dollar amount of excise tax (if any) which Employee would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (4) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by Employee on the difference between the Uncapped Payments and the Capped Amount, assuming that Employee is paying the highest marginal tax rate for state, local and federal income taxes, and (C) the estimated hospital insurance taxes payable by Employee on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101(b) (the “Net Uncapped Amount”).

If the Capped Amount is greater than the Net Uncapped Amount, Employee shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Employee shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If Employee receives the Uncapped Payments, then Employee shall be solely responsible for the payment of all income and excise taxes due from Employee and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 10 shall be made in writing by independent public accountants agreed to by the Company and Employee (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10(b)(vi).

If the computations and valuations required to be provided by the Company to Employee pursuant to this Section 10(b)(vi) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 or if Code Section 409A is determined to apply to all or any part of the payments to which Employee or his survivors may be entitled under this Agreement and as a result of such audit or determination, (x) the amount of cash and the benefits provided for in this Section 10 remaining to Employee after completion of such audit or determination is less than (y) the amount of cash and the benefits which were paid or provided to Employee on the basis of the calculations provided for in this Section 10 (the difference between (x) and (y) being referred to as the “Short Fall Amount”), then Employee shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by Employee of all taxes (including additional excise taxes under said Code Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by Employee in connection with such audit or determination, Employee retains an amount of the Indemnification Payment equal to the Short Fall Amount. The Company shall pay the Indemnification Payment to Employee in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

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If the computations and valuations required to be provided by the Company to Employee pursuant to this Section 10 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 and as a result of such audit or determination, (z) the amount of cash and the benefits which were paid or provided to Employee on the basis of the calculations provided for in this Section 10 is greater than (aa) the amount of cash and the benefits provided for in Section 10 payable to Employee after completion of such audit or determination (the difference between (z) and (aa) being referred to as the “Excess Amount”), then Employee shall repay to the Company the Excess Amount in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

11. Other Provisions.

(a) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Employee; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Employee may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Employee in violation of this Section 11(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c) Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Employee hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 11(c).

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(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Employee:

Clifford Lerner

320 W 37th Street, 13th Floor

New York, NY 10018

If to the Company:

Snap Interactive, Inc.

320 W 37th Street, 13th Floor

New York, NY 10018

(e) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f) Publicity and Advertising. Employee agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time during the Employment Period and may continue to use materials generated during the Employment Period for a period of six (6) months thereafter. The use of Employee’s name, picture, or likeness shall not be deemed to result in any invasion of Employee’s privacy or in violation of any property right Employee may have; and Employee shall receive no additional consideration if his name, picture or likeness is so used. Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(i) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement, and supersedes all prior employment-related agreements by and between the Company and the Employee. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Employee acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Employee and the Company concerning the subject matter of this Agreement.

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(k) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l) Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

(m) Indemnification. To the extent permitted by law, the Company will indemnify and hold Employee harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Employee is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. Promptly after receipt by Employee under this section of notice of the commencement of any action (including any governmental action), Employee shall, if a claim in respect thereof is to be made against Employee under this section, deliver to the Company a written notice of the commencement thereof and Employee shall have the right to participate in, and, to the extent Employee so desires to assume the defense thereof with counsel selected by the Company and approved by Employee (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by Employee, if representation of such indemnified party by the counsel retained by Employee would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to Employee within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Employee of any liability to the indemnified party under this section, but the omission so to deliver written notice to Employee will not relieve it of any liability that it may have to any indemnified party otherwise than under this section. If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then Employee, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of Employee on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of Employee and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by Employee or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

12. Section 409A of the Code.

a. To the extent (i) any payments to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Employee is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Employee’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Employee’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Employee’s separation from service or (y) the date of Employee’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 12 shall be paid to Employee or Employee’s beneficiary in one lump sum. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

b. It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Employee to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Notwithstanding the above, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed upon Employee by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

Employee:

/s/ Clifford Lerner
Clifford Lerner

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EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the _____________ (the “Effective Date”), is made and entered into by and between Clifford Lerner (“Employee”) and Snap Interactive, Inc., a Delaware corporation (the “Company”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement made and entered into as of _____________, 2016 by and between the Company and Employee (the “Agreement”).

WHEREAS, Employee and the Company are parties to the Agreement; and

WHEREAS, Section 8 and Section 9 of the Agreement provide that Employee is entitled to certain payments and benefits upon separation from employment if he signs a release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Employee and the Company agree as follows:

1. Global Release. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Employee consideration under Section 8 or Section 9 of the Agreement, which are in addition to anything of value to which Employee is already entitled, Employee, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against the Released Parties relating to or arising out of his employment, or any terms of the Agreement, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act anti-retaliation provisions, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the New York Civil Rights Law, the New York City Human Rights Law, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of his employment or any terms of the Agreement, from the Effective Date and up to and including the date of this Release’s execution. Notwithstanding the foregoing, nothing in this Release shall affect or impair: (i) any rights Employee may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company or any of its affiliates; (ii) any of Employee’s rights arising under the Agreement; or (iii) any rights that Employee has as a former employee under the Company’s employee benefit plans (other than any severance plan).

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2. No Admission of Liability. Employee understands and agrees that this Release shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Employee or any other person. The Released Parties specifically disclaim any liability to or wrongful acts against Employee or any other person.

3. Time to Consider Release. Employee is hereby advised in writing by the Company that he should consult an attorney before executing this Release. Employee has a period of up to forty-five (45) calendar days after receiving the Release within which to review and consider the provisions of this Release. Employee understands that if he does not sign this Release before the forty-five (45) calendar day period expires, this Release offer will be withdrawn automatically.

4. Revocation Period. Employee understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the payments and benefits described under Section 9 will not become payable, until after this revocation period has expired without his revocation. If Employee does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 8 or Section 9 of the Agreement within ten (10) days after the revocation period’s expiration date.

5. Confidentiality of Release and Company Information. Employee agrees to keep this Release, its terms, and the amount of payments and benefits related to this Release completely confidential. Employee agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the amount of the payments and benefits related to this Release to his spouse, attorneys, accountants, and financial advisors or as otherwise required by law. Employee also agrees to continue to abide by the confidentiality provisions of the Agreement.

6. Non-Disparagement. Employee agrees to continue to abide by the non-disparagement provisions of the Agreement.

7. Agreement to Return Company Property/Documents. Employee understands and agrees that his last day of active work in any Company office or on any Company owned or leased property will be _______. Accordingly, Employee agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials. Employee further agrees that on ________, he will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.

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8. Authorized Use of Trade Secrets/ Confidential Information. Notwithstanding the foregoing, Employee understands that Employee may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Employee divulge, disclose or make accessible such information. The Company hereby notifies Employee in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Employee that if Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

9. Knowing and Voluntary Release. Employee understands that it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

10. No Prior Representations or Inducements. Employee represents and acknowledges that in executing this Release, he did not rely, has not relied, and expressly disavows reliance on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

11. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York. The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

12. Severability. The Company and Employee agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

13. Counterparts. The Company and Employee agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims.

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IN WITNESS WHEREOF, the Company and Employee hereto evidence their agreement by their signatures.

Employee Signature [Signature]	Company Representative [Signature]

Clifford Lerner	Company Representative [Printed Name]

Date	Date

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